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                                                                    Exhibit 10.4



                               QUANTUM CORPORATION

                      MICHAEL A. BROWN SEPARATION AGREEMENT

     This Agreement is made by and between Quantum Corporation, a Delaware Corporation ("the Company"), and you, Michael A. Brown, as of September 3, 2002 (the "Effective Date").

     This Agreement is intended to provide you with certain separation benefits in recognition of your past services with the Company should your employment with the Company terminate under certain circumstances, to provide you with enhanced financial security and sufficient incentive and encouragement to remain with the Company.

     1. Separation Benefits. Subject to your compliance with Section 3 and your entering into and not revoking a release of claims with the Company (in the form provided by the Company), in the event your employment is terminated, you will be entitled to the following benefits:

          (a)   Involuntary Termination.

                (i) Involuntary Termination During the Employment Term. If your employment terminates as a result of an "Involuntary Termination" (as defined below) during the Employment Term (as defined in your Employment Agreement dated as of September 3, 2002 (your "Employment Agreement")), then you will be entitled to the following:

                         (1) Separation Payment. You will be entitled to the
remaining payments of any unpaid Base Salary (as defined in your Employment Agreement) with respect to the remainder of the Employment Term, payable in a lump sum as soon as administratively feasible after your termination date.

                         (2)  Other Benefits. To the extent eligible on the date
of termination, you will be permitted to continue participation, at no additional after-tax cost than you would have as an employee in the Company's health, life insurance and disability plans until September 2, 2003. To the extent such coverage cannot be provided under the Company's benefit plans without jeopardizing the tax status of such plans or for underwriting reasons, the Company shall pay you an amount such that you can purchase such benefits separately at no greater after-tax cost to you than you would have had if the benefits were provided to you as an employee.

                         (3)  Accrued Benefits. The Company will pay you: (1)
any unpaid Base Salary due for periods prior to the date of your employment termination, (2) any unpaid portion of your Separation Transition Award (as defined in your Employment Agreement) that becomes payable on January 1, 2003 pursuant to your Employment Agreement, (3) all of your accrued and unused vacation through the date of your employment termination, (4) following your submission of proper expense reports, the total unreimbursed amount of all expenses that you reasonably and necessarily incurred in connection with the business of the Company prior to the date of your employment termination, and
(5) such other compensation or benefits from the Company as may be

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required by law (collectively, the "Accrued Benefits"). These payments will be made promptly upon your employment termination and within the period of time mandated by law; provided, however, that any unpaid portion of your Separation Transition Award that becomes payable on January 1, 2003 pursuant to your Employment Agreement will be paid on or about that date.

          (b) Termination for Cause; Other Termination. If (1) the Company terminates your employment at any time for "Cause" (as defined below), or (2) you voluntarily terminate your employment for any reason, then the Company will pay you the Accrued Benefits. These payments will be made promptly upon your employment termination and within the period of time mandated by law; provided, however, that any unpaid portion of your Separation Transition Award that becomes payable on January 1, 2003 pursuant to your Employment Agreement will be paid on or about that date.

     2.   Golden Parachute Excise Tax.

          (a) Excise Tax Gross-Up. In the event that any payment or benefit provided for in this Agreement or otherwise payable to you, but determined without regard to any additional payment required under this Section 2 (collectively, the "Separation Payments"), would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision to 280G, and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999, or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that after your payment of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Separation Payments. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (b)   Determination of Amount. Subject to the provisions of this
Section 2(b), all determinations required to be made under Section 2(a), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is engaged by the Company for general audit purposes as of the date immediately prior to the Change of Control (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Company shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination by the Accounting Firm, it

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is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that you thereafter are required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest, to the extent not already within the Excise Tax, at the rate provided in Section 1274(b)(2)(B) of the
Code) shall be promptly paid by the Company to or for your benefit. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse you for your Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by you (to the extent you have received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. You shall cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     3.   Non-Compete; Non-Solicit; Non-Disparagement.

          (a) General. The parties to this Agreement recognize that your services are special and unique and that the level of compensation and the provisions herein for compensation after termination are partly in consideration of and conditioned upon your not competing with the Company, and that your covenant not to compete or solicit as set forth in this Section 3 during and after employment is essential to protect the business and goodwill of the Company.

          (b) Noncompetition. You agree that commencing upon your termination of employment and until September 2, 2005 (the "Covenant Period"), you will not either directly or indirectly, whether as a director, officer, consultant, employee or advisor or in any other capacity engage in or have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that "competes" with Company or is a customer or client of the Company; provided, however, that it will not be a violation of this Section 3 for you to acquire an investment not more than one
(1) percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association. "Competes" shall be defined as competing directly in Quantum's tape drive, tape automation or data protection systems businesses, along with any other businesses Quantum may be directly engaged in on the date of the later to occur of: i) the termination of your employment; or
ii) the termination of your status as a member of Quantum's Board of Directors. Examples of such competitors would include Storage Technology, ADIC, Seagate and Sony. Competes shall not be defined broadly to mean any storage business. For purposes of this Section 3, the term "Company" shall mean and include the Company, any subsidiary or affiliate of the Company, any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity in which you may serve as a director, officer or employee at the request of the Company or any successor of the Company.

          (c) Nonsolicitation. During the Covenant Period, you will not, directly or indirectly, induce or attempt to influence any employee of the Company to leave its employ.

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          (d)   Nondisparagement. During the Covenant Period, you will not, directly or indirectly, disparage, impugn or make any derogatory public statements regarding the Company and/or its officers, directors or former or current employees.

          (e) Injunctive Relief. You agree that the Company would suffer an irreparable injury if you were to breach the covenants contained in Sections 3(b), (c) or (d) and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and you hereby consent to the entering of such injunctive relief prohibiting you from engaging in such breach.

          (f) Scope of Restrictions. If any of the restrictions contained in this Section 3 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this Section 3 in its reduced form for all purposes in the manner contemplated hereby.

          (g) Effect on Payments and Benefits. You agree that should you violate the terms of this Section 3, you are not entitled to any of the Base Salary or benefits set forth in Section 1 and remaining to be paid.

     4. Definitions. The following terms referred to in this Agreement shall have the following meanings:

          (a)   Cause. "Cause" shall mean:

                 (i) Any act of personal dishonesty taken by you in connection with your responsibilities as an employee that is intended to result in your substantial personal enrichment;

                 (ii)    Your conviction of a felony;

                 (iii) A willful act by you which constitutes gross misconduct injurious to the Company; or

                 (iv) Continued violations of your obligations to the Company under the Company's established personnel policies and procedures which are demonstrably willful and deliberate on your part after the Company has delivered to you a written demand for performance that describes the basis for the Company's belief that you have not substantially performed your duties.

          (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                 (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities;

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                 (ii)    A change in the composition of the Board occurring
within a six (6) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the board of directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                 (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (c) Disability. "Disability" shall mean that you have been unable to perform your duties under this Agreement as the result of your incapacity due to physical or mental illness with or without reasonable accommodation, and such inability, at least twenty six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such statement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate your employment. In the event that you resume the performance of substantially all your duties hereunder before the termination of your employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

          (d)   Involuntary Termination. "Involuntary Termination" shall mean:

                 (i) Without your express written consent, the assignment to you of any duties or the reduction of your duties, either of which results in a significant diminution in your position or responsibilities with the Company in effect immediately prior to such assignment, or your removal from such position and responsibilities (other than an assignment to Vice-Chairman, as contemplated by Section 1(a) of your Employment Agreement);

                 (ii) Without your express written consent, a substantial reduction of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction;

                 (iii) A reduction by the Company in your Base Salary as in effect immediately prior to such reduction;

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                 (iv)    A material reduction by the Company in the kind or
level of employee benefits to which you are entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced;

                 (v) Your relocation to a facility or relocation more than twenty five (25) miles from your then present location without your express written consent;

                 (vi) Any purported termination of your employment by the Company which is not effected for Cause;

                 (vii) Your termination of employment due to death or Disability; or

                 (viii) The failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 5 below.

     5. Assignment. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

     6. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

     If to the Company:

     Quantum Corporation
     501 Sycamore Drive
     Milpitas, California 95035
     Attn: General Counsel

     If to you:

     at the last residential address known by the Company.

     7. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

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     8.   Entire Agreement. This Agreement, including the Employment Agreement, the Employee Agreement dated July 23, 1982 and your option and restricted stock agreements (except as modified herein), represents the entire agreement and understanding between you and Company concerning your employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning your employment relationship with the Company, including, but not limited to, your Chief Executive Officer Change of Control Agreement with the Company dated April 1, 2001 (the "Change of Control Agreement").

     9.   Arbitration.

          (a) General. In consideration of your service to the Company, its promise to arbitrate all employment related disputes your receipt of the compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Disputes which you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.


          (b) Procedure. You agree that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. You understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that you shall pay the first $200.00 of any filing fees associated with any arbitration you initiate. You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

          (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action

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regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code (S) 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

          (e) Administrative Relief. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

          (f) Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

     10. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and the Company).

     11. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

     12. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

     13. Involuntary Termination Definition. You hereby agree that the transactions with Maxtor Corporation ("Maxtor") pursuant to the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 3, 2000 (the "Merger Agreement"), by and among the Company, Insula Corporation ("Insula"), and Maxtor or the new terms of your employment with the Company pursuant to the Employment Agreement and this Agreement (including, but not limited to, the change in your title and any change in your authorities, duties and responsibilities with the Company) do not constitute an "Involuntary Termination" under this Agreement or your Change of Control Agreement.

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     14.  Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

     MICHAEL A. BROWN



      /s/ Michael A. Brown                            Date: October 22, 2002
     ---------------------------
     Michael A. Brown



     QUANTUM CORPORATION



      /s/ Gregory W. Slayton                          Date: October 24, 2002
     ---------------------------
     Name:  Gregory W. Slayton
     Title: Chairman, Compensation Committee

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